Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FL 32254 | (904) 783-5000

Winn-Dixie Announces Preliminary Fourth Quarter and Fiscal 2011 Results

Highlights:

•	Fiscal 2011 Adjusted EBITDA is expected to be approximately $114 million, meeting the Company’s previous guidance

•	Fourth quarter Adjusted EBITDA is expected to be $38 million

•	Fourth quarter identical store sales increase of 3.2%; fiscal year identical store sales decrease of 0.1%

•	Liquidity of approximately $554 million and no borrowings under revolving credit facility

JACKSONVILLE, FL (August 1, 2011) - Winn-Dixie Stores, Inc. (NASDAQ: WINN), today announced preliminary financial results for the fiscal year and fourth quarter ended June 29, 2011. These preliminary results remain subject to the year-end audit process. The Company plans to report its final fiscal 2011 fourth quarter and full year results and provide fiscal 2012 guidance after the market closes on August 29, 2011.

For the full fiscal year, the Company expects to report net sales of approximately $6.9 billion compared to $7.0 billion for the prior fiscal year (which included an extra week), reflecting a 0.1% decrease in identical store sales. Net loss from continuing operations is expected to be approximately $30 million or $0.54 per diluted share, compared to net income from continuing operations of $37 million or $0.67 per diluted share for fiscal 2010. The Company expects to report full year Adjusted EBITDA of $114 million, compared to $151 million for fiscal 2010.

For the fourth quarter of fiscal 2011, the Company expects net sales of approximately $1.6 billion, as compared to $1.7 billion for the fourth quarter of fiscal 2010 (which included an extra week), reflecting a 3.2% increase in identical store sales. Net income from continuing operations for the fourth quarter of fiscal 2011 is expected to be approximately $5 million or $0.10 per diluted share, compared to net income from continuing operations of $16 million or $0.29 per diluted share for the fourth quarter of fiscal 2010. Adjusted EBITDA is expected to be approximately $38 million for the fourth quarter, compared to $42 million for the fourth quarter of fiscal 2010. The Company expects a LIFO charge of approximately $4 million for the fourth quarter as compared to a credit of $4 million for the fourth quarter of fiscal 2010.

The Company also estimates capital expenditures were approximately $93 million for fiscal 2011 lower than the Company’s most recent estimate of $115 million due primarily to timing of expenditures that are now scheduled for fiscal 2012. The Company ended the fiscal year with liquidity of approximately $554 million, comprised of $346 million of borrowing availability under its credit agreement and approximately $208 million of cash and cash equivalents. There were no borrowings on the line during the year.

Peter Lynch, Chairman, CEO, and President, said, “We are very pleased with our results for fiscal 2011, which fell within our previously announced guidance despite a continued inflationary environment and a waning economic recovery. This year we strategically managed our promotional activity and merchandising efforts and aligned those programs with our retail initiatives to better meet the needs of our guests and strengthen our brand over the long term.”

Mr. Lynch continued, “We began the year in one of the most difficult environments in years, and by remaining true to our strategy and keenly focused on execution, we were able to strengthen our results significantly during the second half of the year. This is a testament to the talent and hard work of our management team and all our team members and makes me feel positive about our future.”

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. As of June 29, 2011, the Company operated 484 retail grocery locations with 75 liquor stores and four fuel centers at the retail stores and 379 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winndixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to net income on the attached schedules of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,”

“believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, the Company’s Quarterly Report on Form 10-Q for the 16 weeks ended January 12, 2011, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Celia Nass	Hunter Robinson
Senior Director, Investor Relations	Communications Specialist
(904) 783-5123	(904) 783-5153

Reconciliation of Net Income (Loss) to Adjusted earnings (loss) before interest, taxes, depreciation and amortization (EBITDA):

Amounts in millions

	12 weeks ended June 29, 2011	13 weeks ended June 30, 2010	52 weeks ended June 29, 2011	53 weeks ended June 30, 2010
Net income (loss)	$7	14	(70)	27
Adjustments to reconcile net income (loss) to EBITDA:
Income tax benefit	—	(1)	(3)	(4)
Depreciation and amortization	27	26	116	103
Favorable and unfavorable lease amortization, net	—	—	1	1
Interest expense, net	1	1	7	5

EBITDA	35	40	51	132
Adjustments to reconcile EBITDA to Adjusted EBITDA:
Net (income) loss from discontinued operations	(2)	2	40	8
Impairment charges	1	1	5	6
Share-based compensation	3	3	10	17
Post-emergence bankruptcy-related professional fees	—	1	1	2
Self-insurance reserve prior-year adjustment	1	(5)	7	(12)
VISA/MasterCard settlement	—	—	—	(2)

Adjusted EBITDA	$38	42	114	151